Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO Global Announces Appointment of Mike Eklund as

Chief Operating Officer and Chief Financial Officer

SAN DIEGO, CA, September 6, 2016 – DJO Global, Inc., a global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced the appointment of Mike Eklund as Chief Operating Officer and Chief Financial Officer, effective September 12, 2016.

“We are pleased to announce the appointment of Mike Eklund as Chief Operating Officer and Chief Financial Officer.” said Mike Mogul, DJO’s President and Chief Executive Officer. “The Chief Operating Officer role is a new position at DJO Global, which we have created to partner in leading day to day execution and to build a laser focus on end-to-end productivity.”

Mr. Eklund joins DJO Global from Dell where he last served as the Senior Vice President, Dell / EMC Value Creation and Integration Management Office. In this role, he led the Value Creation and Integration function for the $67 Billion combination of Dell and EMC. Prior to his latest role, he served as Chief Financial Officer of Dell’s $40 Billion Client Solutions Business Unit and Global Operations organization. In this role, he was also responsible for leading Dell’s Global Productivity Transformation Office, where he developed an affordability framework to define the core business model, identifying $3 Billion of productivity improvements and executing structural and quality savings of over $300 Million.

Previously, Mr. Eklund served as Vice President of Strategy, Business Planning and Operations for Dell’s $10 Billion Enterprise Solutions Group. He brings a wealth of global experience over a 20 year career with Dell, including finance and operating and treasury roles. In addition, he completed a 3 year international assignment based in the UK, as Finance Director for Dell’s Emerging Markets business which grew significantly during his tenure.

Mr. Eklund began his career in public accounting as a staff accountant in tax and audit, followed by a two year stint in the oil and gas industry in a variety of staff accounting and finance roles. He has a bachelor’s degree in accounting and a master’s degree in business administration (MBA).

About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical, Dr. Comfort®, Bell-Horn® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.